Exhibit (d)(2)(ii)

VAN ECK VIP TRUST
VAN ECK VIP MULTI-MANAGER ALTERNATIVES FUND

Schedule Identifying Details of Sub-Advisory Contracts:

PARTY	DATE SIGNED AGREEMENT

Acorn Derivatives Management Corp.	May 19, 2011

Coe Capital Management, LLC	May 19, 2011

Dix Hills Partners, LLC	March 20, 2009

Horizon Asset Management LLC	October 26, 2012

KeyPoint Capital Management, LLC	May 23, 2012

Martingale Asset Management, L.P.	May 1, 2003

Medley Credit Strategies, LLC	March 31, 2011

Millrace Asset Group, Inc.	May 19, 2011

PanAgora Asset Management, Inc.	May 1, 2003

RiverPark Advisors, LLC	July 23, 2012

SW Asset Management, LLC	May 23, 2012

Tiburon Capital Management, LLC	October 26, 2012